Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845 4251

NEWS RELEASE

Colin Goddard, Ph.D., Joins the Endocyte Board of Directors

West Lafayette, Ind., Nov. 7, 2013 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases, today announced that Colin Goddard, Ph.D. has joined Endocyte’s board of directors.

Dr. Goddard is chief executive officer (CEO) and chairman of Coferon, Inc., a privately held biotechnology company, and director of the biotech companies Agendia and PanOptica as well as an advisor to venture capital firms. Prior to joining Coferon, Dr. Goddard was CEO of OSI Pharmaceuticals, leading the company through its transition from a technology platform to profitable biopharmaceutical company, until its acquisition by Astellas Pharma for $4 billion. Dr. Goddard joined OSI as a scientist in 1989, and served as president and chief operating officer (COO) before assuming the CEO role in 1998.

“Dr. Goddard will provide valuable insight and perspective at this dynamic time in Endocyte’s growth and development,” said Ron Ellis, president and CEO of Endocyte. “Dr. Goddard’s decades of leadership experience and instrumental role in the clinical development and launch of OSI’s flagship product, Tarceva®, will be valuable for Endocyte as we advance our development programs of SMDCs and companion imaging agents into multiple near-term clinical trial launches and continue the development of our lead SMDC, vintafolide, and its companion imaging agent, etarfolatide.”

Dr. Goddard received a doctorate in cancer pharmacology from the Aston University in Birmingham, United Kingdom, and a bachelor’s degree in biochemistry from the University of York, in York, United Kingdom. Dr. Goddard has received several awards and honorary degrees and authored numerous peer-reviewed publications.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company's SMDCs actively target receptors that are expressed or over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly potent drugs into these cells. The companion imaging agents are designed to identify patients whose disease expresses the molecular target of the therapy and who therefore may be more likely to benefit from treatment. For more information, visit http://www.endocyte.com.